FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 28, 2008

HURCO REPORTS STRONG FIRST QUARTER RESULTS

INDIANAPOLIS, INDIANA, — February 28, 2008, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported for its first quarter ended January 31, 2008, net income of $7,805,000, or $1.21 per share, which is a 45% increase over the $5,395,000, or $.84 per share, reported for the corresponding period in fiscal 2007.

Sales and service fees for the first quarter of fiscal 2008 totaled $60,923,000, an increase of $14,045,000, or 30%, over the first quarter of fiscal 2007.  The effect of a weaker U.S. dollar when translating foreign sales to U.S. dollars for financial reporting purposes had a favorable impact of approximately 10%, or $4,581,000, on the year-to-year comparison.

The following table sets forth net sales and service fees by geographic region for the first quarter of fiscal 2008 and 2007:

                                                                                                                                             Net Sales and Service Fees by Geographic Region

	Three Months Ended January 31,
	2008	2007	% Change
North America	$ 13,079	$ 13,223	-1%
Europe	45,052	31,494	43%
Asia Pacific	2,792	2,161	29%
Total	$ 60,923	$ 46,878	30%

Growth was primarily driven by strong demand in existing European markets, expansion into Eastern European markets, and increased shipments of the higher end VMX product line.  Growth in the Asia Pacific region was primarily due to penetration into India, a market targeted by Hurco last year.  The effect of a weaker U.S. dollar when translating fiscal 2008 foreign sales into U.S. dollars for financial reporting purposes had a favorable impact of approximately 14% in Europe and 8% in the Asia Pacific market.  Sales in North America reflected continued market softness.

New order bookings in the first quarter of fiscal 2008, were $61,147,000, an increase of $14,052,000, or 30%, over the prior year period.  Of that increase, European and Asia Pacific orders increased $14,180,000, or 44%, and $603,000, or 27%, respectively.  North American bookings declined by $750,000, or 6%.

Hurco’s gross margin for the first quarter of fiscal 2008 was 41%, compared to 37% for the 2007 period.  The improvement was attributable to increased sales of higher margin VMX products in European sales regions, as well as the impact of a continuing decline in the value of the U.S. dollar when European sales results are translated to U.S. dollars for financial reporting purposes.  Selling, general and administrative expenses were $12,376,000 for the first quarter of fiscal 2008, an increase of $3,126,000 over the 2007 period, reflecting greater expenditures for sales, product development and market expansion.  The increase also reflected the unfavorable effect of a weaker U.S. dollar during the 2008 period when translating foreign operating expenses for financial reporting purposes.

Hurco’s effective tax rate for the first quarter of fiscal 2008 was relatively unchanged compared to the same period in the prior year at approximately 37%.

Cash and short-term investments totaled $35,176,000 as of January 31, 2008, compared to $39,760,000 as of October 31, 2007.  Working capital, excluding cash and short-term investments, was $48,884,000 as of January 31, 2008, compared to $36,290,000 as of October 31, 2007, reflecting increases in accounts receivable and inventory due to growth in product demand.

Michael Doar, Hurco’s Chief Executive Officer, stated, “Strong first quarter results, despite market softness in the U.S., affirm the importance of our global strategy.  Europe continues to exceed expectations.  Increased sales in the Asia Pacific region are a direct result of the resources we devoted to India last year to expand our presence in this key market.  We will continue to monitor the U.S. market closely.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry.  The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment.  The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China; Mississauga, Canada and Singapore, along with manufacturing operations in Taiwan and China.  Products are sold through independent agents and distributors in North America, Europe and Asia.  The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, Canada, and Asia.
Web Site:  www.hurco.com

This news release contains forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:  John Oblazney
    Vice President & Chief Financial Officer
    317-293-5309

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended January 31,

	2008	2007
	(unaudited)
Sales and service fees	$60,923	$46,878

Cost of sales and service	36,066	29,554
Gross profit	24,857	17,324

Selling, general and administrative expenses	12,376	9,250
Operating income	12,481	8,074

Interest expense	11	82

Interest income	149	193

Investment income	172	21

Other (income) expense, net	464	(187)

Income before taxes	12,327	8,393

Provision for income taxes	4,522	2,998

Net income	$7,805	$5,395

Earnings per common share
Basic	$1.22	$0.85
Diluted	$1.21	$0.84

Weighted average common shares outstanding
Basic	6,401	6,362
Diluted	6,433	6,418

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended January 31,

Operating Data:	2008	2007
	(unaudited)
Gross margin	40.8%	37.0%

SG&A expense as a percentage of sales	20.3%	19.7%

Operating income as a percentage of sales	20.5%	17.2%

Pre-tax income as a percentage of sales	20.2%	17.9%

Effective tax rate	36.7%	35.7%

Depreciation	683	388

Capital expenditures	1,147	654

Balance Sheet Data:	1/31/2008	10/31/2007

Working capital	$84,060	$76,050

Days sales outstanding	43	33

Inventory turns	2.0	2.0

Capitalization
Total Debt	$-	$-
Shareholders' Equity	106,005	97,603
Total	$106,005	$97,603

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	January 31,	October 31,
	2008	2007
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$21,176	$29,760
Short-term investments	14,000	10,000
Accounts receivable	35,977	25,645
Inventories	63,829	61,121
Deferred tax assets, net	8,249	8,258
Other	3,155	4,481
Total current assets	146,386	139,265

Property and equipment:
Land	776	776
Building	7,135	7,135
Machinery and equipment	14,621	13,629
Leasehold improvements	1,549	1,473
	24,081	23,013
Less accumulated depreciation and amortization	(11,935)	(11,617)
	12,146	11,396

Non-current assets:
Software development costs, less amortization	5,737	5,960
Investments and other assets	7,085	7,160
	$171,354	$163,781

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
Accounts payable	$36,730	$35,486
Accrued expenses	25,596	27,729
Total current liabilities	62,326	63,215

Non-current liabilities:
Deferred tax liability, net	2,008	1,956
Deferred credits and other obligations	1,015	1,007
Total liabilities	65,349	66,178

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,417,220 and
6,392,220 shares issued, respectively	642	639
Additional paid-in capital	51,079	50,971
Retained earnings	57,174	49,369
Accumulated other comprehensive income	(2,890)	(3,376)
Total shareholders' equity	106,005	97,603
	$171,354	$163,781